Exhibit 99.1

Trunkbow Announces First Quarter 2011 Financial Results

Gross Profit up 19%, Net Income Up 27%, on 28% Year-over-Year Net Revenue Increase

Introduces Second Quarter 2011 Guidance of $9.5 Million in Revenue and $4.3 Million in Net Income

Beijing, China, May 10, 2011 –Trunkbow International Holdings Limited (NASDAQ: TBOW) (“Trunkbow” or the “Company”), a leading provider of Mobile Payment Solutions (“MPS”) and Mobile Value Added Solutions (“MVAS”) in the PRC, today announced financial results for its first quarter ended in March 31, 2011.

First Quarter and Recent Financial and Business Highlights

•	Gross revenue increased 26.6% year-over-year to $5.1 million, from $4.0 million in the first quarter of 2010.

o	Mobile Payment Solutions (“MPS”) gross revenue grew to $1.4 million, from $61,000 in the first quarter of 2010.

o	Mobile Value Added Services (“MVAS”) gross revenue decreased 7.5% to $3.7 million, compared with $4.0 million a year ago.

•	Gross profit increased 19.0% year-over-year to $4.4 million, from $3.7 million in the first quarter of 2010; gross margin was 88.9%, compared with 95.4% in the first quarter of 2010.

•	Net income increased 26.9% year-over-year to $3.4 million, or $0.09 per diluted share, compared with $2.6 million, or $0.10 per basic and diluted share in the first quarter of 2010.

•	As of March 31, 2011, cash and cash equivalents totaled $23.2 million, compared with 10.3 million in the fourth quarter of 2010.

•	Introduced second quarter 2011 guidance of $9.5 million in revenue and $4.3 million in net income.

•	On February 8, 2011, Company completed Initial Public Offering of 4 million shares at $5.00 per share, generating net proceeds of $18.1 million.

•	Entered strategic cooperation agreement with Hangzhou Icafe Technology Co Ltd. ("Icafe"), to offer mobile payment applications and services in Icafe’s facilities.

“We achieved solid top- and bottom-line growth over the first quarter of 2010, and performed well during what is typically a seasonally slow period due to the Lunar New Year holiday. We are particularly excited by the performance of our MPS division, in which we grew sales more than 20-fold over the first quarter of 2010 as our solution continued to gain traction in the market,” said Mr. Qiang Li, Trunkbow's Chief Executive Officer. “In addition to our financial and operational accomplishments, we continued executing on key strategic initiatives, including the expansion of our product pipeline through the development of new technologies and applications for mobile commerce, which we plan to roll-out during the rest of year. We also continued broadening of our end user subscriber base and our sales channels through new strategic partnerships, including our recently announced agreement with Icafe to roll out our MPS solution to its 50 million subscribers in 90,000 Internet cafes nationwide.

“During the first quarter of 2011, we introduced our MPS platform in one additional Chinese province and MVAS services in two Chinese provinces through our partnership with China Unicom, and we remain on pace to launch our MPS platform in 10 new provinces with China Unicom by the end of the year. We expect Mobile e-commerce to grow tremendously over the next several years, and we are proud to be at the forefront of this movement in China. We look forward to leading the growth of China’s mobile payment industry as we build our product portfolio, increase our geographic footprint and gain market share, while increasing value for our shareholders.”

First quarter 2011 Results

Net revenue in the first quarter of 2011 was $5.0 million, an increase of 27.6% year-over-year, compared with net revenue of $3.9 million in the same period of 2010. In the first quarter of 2011, revenue from the Company’s MPS offering increased to $1.4 million, from $61,000 in the first quarter of 2010, primarily driven by an increase in the range of products and services offered, as well as expansion into new geographic regions through partnerships with China’s leading mobile network operators. Revenue from MVAS decreased 7.5% to $3.7 million in the first quarter of 2011, compared with $4.0 million in the first quarter of 2010. The decrease in MVAS revenue was primarily related to a temporary slow-down in customer demand for MVAS services. For the first three months of 2011, MPS and MVAS accounted for 27.0% and 73.0% of gross revenues, respectively. This compares with 1.5% and 98.5% of gross revenue for MPS and MVAS in the first quarter of 2010, respectively. The shift in revenue mix was primarily related to growth in the Company’s MPS revenue as the technology continued to gain acceptance among carriers and end users.

Cost of revenue in the first quarter of 2011 was $0.6 million, compared with $0.2 million in the same period of 2010. The increase in cost of revenue was primarily driven by increased sales, greater scale and the increased hardware components.

Gross profit in the first quarter of 2010 was $4.4 million, an increase of 19.0% year-over-year. As a percentage of net revenue, gross margin was 88.9% in the first quarter of 2011, down from 95.4% in the year-ago quarter. The decrease in gross margin was due to higher hardware components related to MVAS revenue.

Operating expenses in the first quarter of 2011 were $2.0 million, an increase of 109.0% year-over-year, driven primarily by the increase in selling expenses to support the roll-out of MPS, an increase in general and administrative expenses related to the Company’s expansion and the costs associated with being a public company, as well as an increase in R&D expenses to position the Company for future growth.

Operating income in the first quarter of 2011 was $2.4 million, a decrease of 11.8%, compared with $2.8 million in the same period last year. The decrease in operating profit for the quarter was primarily related to the decrease in gross margin related to the shift in revenue mix, as well as the increase in operating expenses associated with the growth of Trunkbow’s business.

For the first quarter in 2011, the Company recorded $1.3 million in other income related to a VAT rebate from the tax bureau, in accordance with government policies associated with organizations classified as “Software enterprises.”

Net income attributable to Trunkbow was $3.4 million in the first quarter of 2011, an increase of 26.9% from the comparable period in 2010. Net margin was 67.3% in the first quarter of 2011, compared with 67.7% in the first quarter of 2010. Earnings per basic and diluted share in the first quarter in 2011 were $0.09, based on 36.0 million weighted average shares outstanding, compared with $0.10 per share, based on 26.6 million weighted average shares outstanding in the first fiscal quarter of 2010.

Balance Sheet

As of March 31, 2011, the Company had $23.2 million in cash and cash equivalents, compared with $10.3 million as of December 31, 2010. The increase in cash and cash equivalents was primarily due to $18.1 million in net proceeds from the Company’s initial public offering completed on February 8, 2011. As of March 31, 2011, the Company had working capital of $64.5 million, short-term loans of $1.8 million and total shareholders’ equity of $65.5 million. Accounts receivable on March 31, 2011 totaled approximately $27.1 million. As of May 10, 2011, the Company had collected approximately $6.0 million of these outstanding receivables and $2.2 million of loans to third parties.

Business Outlook

Trunkbow expects a robust growth in the second quarter of 2011 as a result of the continued expansion of the MPS market and the strategic execution of its plan to broaden its market share by introducing its services in new provinces and increases its presence among China’s leading mobile carriers. Based on these growth initiatives, the Company expects second quarter 2011 revenue of $9.5 million and net income of $4.3 million, representing year-over-year growth of 138% and 95%, respectively.

Mr. Li concluded, “Looking ahead, we expect to achieve strong growth on a sequential quarter basis during the remainder of 2011. We are uniquely positioned in the MPS space as the only provider of an end-to-end solution incorporating hardware, software and services, and believe that this gives us a significant competitive advantage with both carriers and merchants, while offering a compelling solution for consumers. With an intuitive, user-friendly platform, partnerships with mobile and payment industry leaders and a strong balance sheet bolstered by the proceeds of our first quarter IPO, we are confident in our ability to reach the next level of success.”

Conference Call

The Company will host a conference call to discuss financial results for the first quarter in 2011 on May 10, 2011 at 8:00 a.m. EDT. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 800 706 7749. International callers should dial +1 617 614 3474. The pass code required is 67486730.

If you are unable to participate in the call at this time, a replay will be available for 14 days starting on May 10, 2011. To access the replay, please dial +1 888 286 8010, international callers dial +1 617 801 6888, and enter the pass code 4633344.

About Trunkbow

Trunkbow International Holdings (NASDAQ: TBOW) is a leading provider of Mobile Payment Solutions (“MPS”) and Mobile Value Added Solutions (“MVAS”) in PRC. Trunkbow’s solutions enable the telecom operators to offer their subscribers access to unique mobile applications, innovative tools, value-added services that create a superior mobile experience, and as a result generate higher average revenue per user and reduce subscriber churn. Since its inception in 2001, Trunkbow has established a proven track record of innovation, and has developed a significant market presence in both the Mobile Value Added and Mobile Payment solutions markets. Trunkbow supplies to all three Chinese mobile telecom operators, as well as re-sellers, in several provinces of China. For additional information please visit http://www.trunkbow.com

Safe Harbor Statement

This press release contains forward-looking statements that reflect the Company's current expectations and views of future events that involve known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Such forward looking statements involve known and unknown risks and uncertainties, including but not limited to uncertainties relating to the Company’s relationship with China’s major telecom carriers and its resellers, competition from domestic and international companies, changes in technology, contributions from revenue sharing plans and general economic conditions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs.  You should understand that the Company's actual future results may be materially different from and worse than what the Company expects. Information regarding these risks, uncertainties and other factors is included in the Company's annual report on Form 10-K and other filings with the SEC.

Contact Information
In China:	In the U.S.
Trunkbow International Holdings Limited	Trunkbow International Holdings Limited
Ms Alice Ye, Chief Financial Officer	Mr. John R. Herrera, Senior Vice President
Phone: +86 (10) 8571-2518 (Beijing)	Phone: +1-512-568-2715 (Austin)
Email: ir@trunkbow.com	Email: ir@trunkbow.com

The Piacente Group	The Piacente Group
Wendy Sun	Brandi Floberg/Lee Roth
Phone: +86 (10) 6590-7991(Beijing)	Phone: + (1) 212-481-2050 (New York)
E-mail: trunkbow@tpg-ir.com	E-mail: trunkbow@tpg-ir.com

- FINANCIAL TABLES FOLLOW -

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$23,182,244	$10,259,750
Restricted deposit	365,848	362,987
Accounts receivable	27,097,934	25,658,184
Advances to suppliers	6,681,027	6,881,368
Loans receivable and other current assets, net	8,208,461	3,900,168
Due from directors	233,812	79,256
Inventories	4,249,817	3,681,450
Total current assets	70,019,143	50,823,163
Property and equipment, net	670,682	483,376
Intangible assets, net	41,133	1,385
Long-term prepayment	426,586	358,397
TOTAL ASSETS	$71,157,544	$51,666,321
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$139,689	$853,762
Accrued expenses and other current liabilities	777,193	593,846
Short-term loan	1,829,240	1,814,937
Taxes payable	2,806,674	3,718,963
Total current liabilities	5,552,796	6,981,508
Other non-current liabilities	139,861	138,767
Total liabilities	5,692,657	7,120,275
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity
Preferred Stock: par value $0.001, authorized 10,000,000 shares, none issued and outstanding at March 31, 2011 and December 31, 2010, respectively	-	-
Common Stock: par value $0.001, authorized 190,000,000 shares, 36,507,075 and 32,472,075 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	36,507	32,472
Additional paid-in capital	38,722,266	21,384,050
Appropriated retained earnings	2,428,847	2,428,847
Unappropriated retained earnings	23,478,680	20,125,001
Accumulated other comprehensive income	798,587	575,676
Total stockholders’ equity	65,464,887	44,546,046
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$71,157,544	$51,666,321

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Revenues	$5,102,342	$4,031,752
Less: Business tax and surcharges	121,424	128,937
Net revenues	4,980,918	3,902,815
Cost of revenues	551,833	179,548
Gross margin	4,429,085	3,723,267
Operating expenses
Selling and distribution expenses	436,608	195,655
General and administrative expenses	1,214,622	640,890
Research and development expenses	329,514	111,257
	1,980,744	947,802
Income from operations	2,448,341	2,775,465
Other income (expenses)
Interest income	13,203	939
Interest expense	(33,252)	(126,782)
Refund of value-added tax	1,307,836	—
Other Income	23,555	—
Other expenses	(17,651)	(6,808)
	1,293,691	(132,651)
Income before income tax expense	3,742,032	2,642,814
Income tax expense	388,353	—
Net income	3,353,679	2,642,814
Foreign currency translation fluctuation	222,911	96,200
Comprehensive income	$3,576,590	$2,739,014
Weighted average number of common shares outstanding
Basic	34,980,519	26,591,223
Diluted	36,008,635	26,591,223
Earnings per share
Basic	$0.10	$0.10
Diluted	$0.09	$0.10

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$3,353,679	$2,642,814
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	48,887	5,974
Changes in operating assets and liabilities:
Accounts receivable	(1,233,721)	2,266,860
Advance to suppliers	253,787	(3,601,374)
Loans receivable and other current assets	(4,264,360)	(5,641,425)
Due from directors	(153,455)	174,236
Inventories	(537,690)	(193,873)
Long-term prepayment	(65,164)	(587,808)
Accounts payable	(718,578)	(234,881)
Accrued expenses and other current liabilities	178,116	11,274
Taxes payable	(938,693)	99,536
Net cash flows provided by (used in) operating activities	(4,077,192)	(5,058,667)
Cash flows from investing activities
Acquisition of property and equipment and intangible assets	(231,921)	(170,348)
Acquisition of Delixunda Company (net of cash acquired)	(37,690)	—
Net cash flows used in investing activities	(269,611)	(170,348)
Cash flows from financing activities
Proceeds from issuance of common stock (net of finance costs)	17,342,251	20,073,720
Repayment of loans from third parties	—	(146,284)
Proceeds from issuance of contingently convertible notes	—	(5,000,000)
Net cash flows provided by financing activities	17,342,251	14,927,436
Effect of exchange rate fluctuation on cash and cash equivalents	(72,954)	94,440
Net increase in cash and cash equivalents	12,922,494	9,792,861
Cash and cash equivalents – beginning of the year	10,259,750	3,305,473
Cash and cash equivalents – end of the period	$23,182,244	$13,098,334
Supplemental disclosure of cash flow information
Cash paid for interest	$33,252	$126,782
Cash paid for income taxes	$—	$—
Supplemental disclosure of noncash financing activities
Issuance of 30,000 common shares at $5.00 each for the legal fee	$150,000	$—

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